Exhibit 99.1

Saratoga Investment Corp. Receives Approval of Third SBIC License Providing Up to $175 Million of Additional Growth Capital

NEW YORK, September 29, 2022 (GLOBE NEWSWIRE) -- Saratoga Investment Corp. (NYSE:SAR) (“Saratoga Investment” or “the Company”), a business development company, today announced that it has received notification from the Small Business Administration (the “SBA”) that the Company’s application for a third Small Business Investment Company (“SBIC”) license has been approved.

The new SBIC license will provide up to $175 million in additional long-term capital in the form of SBA-guaranteed debentures, subject to the issuance of a leverage commitment by the SBA. Under current SBIC regulations, for two or more SBICs under common control, the maximum amount of outstanding SBA debentures cannot exceed $350.0 million with at least $175.0 million in combined regulatory capital.

“We are excited to continue to grow our relationship with the SBA through a third SBIC license,” said Christian L. Oberbeck, Chairman and Chief Executive Officer of Saratoga Investment. “We look forward to expanding upon our existing investments in support of the SBAs mission to provide growth capital to small businesses which are so important to our economy. Our SBA-guaranteed debentures are a great benefit to our capital structure, further enabling us to provide innovative and cost-effective solutions to the many smaller and middle market companies we finance. We are grateful to the SBA for their continued support of Saratoga. We continue to develop the size and quality of our management team, disciplined credit analysis and robust investment sourcing pipeline. We will continue to apply consistent investment principles as we deploy the additional capital being made available to us with this third SBIC license.”

About Saratoga Investment

Saratoga Investment Corp. is a specialty finance company that provides customized financing solutions to U.S. middle-market businesses. The Company invests primarily in senior and unitranche leveraged loans and mezzanine debt, and, to a lesser extent, equity to provide financing for change of ownership transactions, strategic acquisitions, recapitalizations and growth initiatives in partnership with business owners, management teams and financial sponsors.  Saratoga Investment Corp.’s objective is to create attractive risk-adjusted returns by generating current income and long-term capital appreciation from its debt and equity investments.  Saratoga Investment Corp. has elected to be regulated as a business development company under the Investment Company Act of 1940 and is externally managed by Saratoga Investment Advisors, LLC, an SEC-registered investment advisor focusing on credit-driven strategies.  Saratoga Investment Corp. owns two SBIC-licensed subsidiaries and manages a $650 million collateralized loan obligation (“CLO”) fund and a joint venture (“JV”) fund.  It also owns 52% of the Class F and 100% of the subordinated notes of the CLO, and 87.5% of both the unsecured loans and membership interests of the JV.  The Company’s diverse funding sources, combined with a permanent capital base, enable Saratoga Investment Corp. to provide a broad range of financing solutions.

Forward Looking Statements

This press release contains certain forward-looking statements about the business and investments of Saratoga Investment, including the benefits of the SBIC license and SBA-guaranteed debentures. Forward-looking statements are statements that are not historical statements and can often be identified by words such as “will,” “believe,” “expect” and similar expressions and variations or negatives of these words. These statements are based on management’s current expectations, assumptions and beliefs. These forward-looking statements are subject to risks and uncertainties and other factors enumerated in this press release and the filings Saratoga Investment makes with the SEC. They are not guarantees of future results and are subject to numerous risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statement. Saratoga Investment undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Henri Steenkamp
Saratoga Investment Corp.
212-906-7800